Exhibit 10.17(b)

AEON BIOPHARMA, INC.

SECOND AMENDMENT

TO THE

LICENSE AND SUPPLY AGREEMENT

This Second Amendment to the License and Supply Agreement (this “Second Amendment”), is made and entered into as of January 8, 2023 (“Second Amendment Effective Date”), by and between AEON Biopharma, Inc., a Delaware corporation (the “AEON”), and Daewoong Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea (“Daewoong”).

WHEREAS:  Priveterra Acquisition Corp. (“Priveterra”), AEON and Daewoong have entered into that certain Commitment Letter Agreement, dated as of even date herewith (the “Commitment Letter Agreement”) pursuant to which Daewoong has agreed to irrevocably subscribe for and purchase $5,000,000 USD of securities in connection with AEON’s proposed business combination with Priveterra pursuant to that certain Business Combination Agreement, dated December 12, 2022, by and among Priveterra, Priveterra Merger Sub, Inc., and AEON (the “BCA”);

WHEREAS: AEON and Daewoong entered into that certain License and Supply Agreement, dated as of December 20, 2019, as amended by that certain First Amendment dated as of July 25, 2022 (collectively, the “Original Agreement”); and

WHEREAS: simultaneously with entering into the Commitment Letter Agreement, AEON and Daewoong desire to amend the Original Agreement as set forth herein.

NOW, THEREFORE: For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

1.Capitalized Terms.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Original Agreement. All references to the term “Agreement” in the Original Agreement shall be deemed to include all of the terms and conditions of this Second Amendment.

2.Amendment.  Subject to DAEWOONG’s performance in accordance with Article 4, Section 9.5 of the Original Agreement is hereby amended and restated in its entirety and replaced with the following:

“9.5Subject to and without limiting Section 2.1 and the AEON Regulatory Right, AEON shall, with respect to the Current Indications, provide and/or grant DAEWOONG and DAEWOONG shall have the right to freely use (with such use occurring exclusively outside the Territory (as of the Second Amendment Effective Date) and not for (i) the direct or indirect purpose of obtaining or pursuing any Governmental Approval or (ii) any other purpose, in each case (i) and (ii) in the Territory (as of the Second Amendment Effective Date)) all documents and information relating to Regulatory Approvals for the Current Indications including but not limited to: (a) full dossiers and/or any other submitted documents to Governmental Authorities; (b) all correspondence and communication exchanged with Governmental Authorities; (c) any certificate of Drug Registrations in Territory related to Product issued by Governmental Authorities; (d) any “Certificate(s) of Pharmaceutical Product” and/or “Certificate(s) of Free Sales” based upon the Regulatory Approval and (e) any other regulatory documents and any intellectual property in existence as of the date hereof outside the Territory (the “Granted IP”) on a non-exclusive basis, including the Existing Patents that AEON has been granted as of the date hereof outside the Territory with regard to compositions and methods for use for the Current Indications, but solely to enable Daewoong or its affiliates to use, import, distribute, promote, market, develop, offer for sales and otherwise commercialize or exploit Product in the Field solely outside the Territory, in each case, on a non-exclusive basis.  Notwithstanding the foregoing, (A) all Granted IP shall be treated as Information subject to Article 14, (B) the right to use any Granted IP shall automatically terminate if DAEWOONG does not commercialize a Product in the Field outside the Territory utilizing such Granted IP within 10 years of the date hereof and (C) for the avoidance of doubt, DAEWOONG shall have no right or license to use any Existing Patents in the Territory.

DAEWOONG (i) may grant rights to use Granted IP to any Permitted Licensee without AEON’s prior consent, (ii) shall not grant any right to use Granted IP to any Prohibited Licensee, and (iii) except as set forth in clause (i), shall not otherwise grant rights to use any Granted IP to any third party without AEON’s prior written consent (not to be unreasonably withheld or delayed). DAEWOONG shall, no less than 10 days prior to any use of the information described above, inform AEON in reasonable detail of such planned use and shall reasonably coordinate with AEON to use such documents and information in a truthful and non-misleading manner and shall not prejudice the use of such documents or information or the Regulatory Approvals by AEON within the Territory. AEON shall use Commercially Reasonable Efforts to provide such documents and information within 14 days from the request of DAEWOONG, and to the extent delayed, shall promptly provide the documents and information as soon as possible thereafter.

“Current Indications” means cervical dystonia, migraine (chronic and episodic) and gastroparesis.”

“Permitted Licensee” means any third party commercial partner in a country outside the Territory that (a) does not hold solely for its own benefit the marketing authorizations or registrations to any products that it distributes with respect to the Current Indications, (b) does not carry on any research and development activities or operations and (c) is or will be distributing Product on behalf of DAEWOONG.

“Prohibited Licensee” means any third party that manufactures, distributes, commercializes, or is in development of any botulinum toxin product.

“Existing Patents” means those Patents that are listed on Annex F hereto, including any additional countries in which the Existing Patents may be filed.

3.Consideration.  Notwithstanding anything to the contrary, in the event the Commitment Letter Agreement is terminated for any reason, this Second Amendment shall automatically become null and void and shall have no further force or effect. Additionally, Daewoong agrees to (i) reimburse AEON for all documented out-of-pocket filing, submission or other costs or expenses relating to the filing of AEON’s intellectual property in country(ies) outside the Territory; provided that such reimbursement will be made on a country-by-country basis as soon as reasonably practicable following Daewoong’s prior written notice of its intent to use AEON’s intellectual property in Daewoong’s desired country(ies) outside the Territory, and (ii) be responsible for any future costs relating to the maintenance of such intellectual property in Daewoong’s desired country(ies) outside the Territory.

4.No Further Amendment. Except as expressly amended or modified hereby, all terms and conditions of the Original Agreement are hereby ratified and confirmed and shall remain in full force and effect. In the event of a conflict between the terms of the Original Agreement and the terms of this Second Amendment, the terms of this Second Amendment shall control.

5.Counterparts. This Second Amendment may be executed in counterparts, and execution by each of the parties hereto of any one of such counterparts will constitute due execution of this Second Amendment.  Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.  Execution and delivery of this Second Amendment by facsimile by either party hereto shall be legal, valid, and binding to the same extent as an original signature.

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IN WITNESS WHEREOF, each of the undersigned has executed this Second Amendment to the License and Supply Agreement as of the Second Amendment Effective Date.

AEON BIOPHARMA, INC.

By:	/s/ Marc Forth
Name:	Marc Forth
Title:	President and Chief Executive Officer

DAEWOONG PHARMACEUTICAL CO., LTD.

By:	/s/ Sengho Jeon
Name:	Sengho Jeon
Title:	CEO & President

[Signature Page to First Amendment to the License and Supply Agreement]

Annex F

EXISTING PATENTS

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